Exhibit 99.1

Investor Relations Contact:

      David J. Rodgers, Senior VP and Chief Financial Officer

      (414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS STRONG SALES GROWTH

FOR THE SECOND QUARTER OF FISCAL 2011

MILWAUKEE, January 27, 2011/PRNewswire/ —

Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its second fiscal quarter and first six months ended December 26, 2010.

Highlights:

•

Second quarter fiscal 2011 consolidated net sales of $450.3 million increased $57.3 million or 14.6% from the second quarter of fiscal 2010. For the first six months of fiscal 2011, consolidated sales were $784.4 million, an increase of $66.8 million or 9.3% from the same period of fiscal 2010.

•

Our second quarter fiscal 2011 consolidated net loss of $1.3 million, or $0.03 per diluted share, included a $2.2 million after tax charge, or $0.04 per diluted share, related to previously announced organization changes and $2.4 million after tax costs, or $0.05 per diluted share, associated with the refinancing of our Senior Notes.

•

In December 2010, we issued $225 million aggregate principal amount of 6.875% Senior Notes due in 2020. Net proceeds were primarily used to redeem the remaining outstanding principal of the 8.875% Senior Notes that were due in 2011.

“Our second quarter results yielded sales growth for both our Engine and Power Products Segments,” commented Todd J. Teske, Chairman, President & Chief Executive Officer of Briggs & Stratton. “While we continue to work towards our strategic plans, we are pleased with the progress we are seeing throughout the company despite continuingly challenging economic times. Our organization changes announced earlier this fiscal year demonstrate our commitment to improving the profitability of our Power Products business while making investments for long-term success. Further, the recent refinancing of our Senior Notes extends our maturity profile and enhances our liquidity during a favorable interest rate environment.”

Consolidated Results:

Fiscal 2011 second quarter consolidated net sales were $450.3 million and the consolidated net loss was $1.3 million or $0.03 per diluted share. The second quarter of fiscal 2010 had consolidated net sales of $393.0 million and consolidated net income of $3.0 million or $0.06 per diluted share. The $57.3 million consolidated net sales increase was due primarily to higher international engine shipments as well as improved lawn and garden and snow thrower product sales volumes within our Power Products segment, offset by lower sales of portable generator products.

Included in the net loss for the fiscal 2011 second quarter was a $3.5 million pre-tax charge ($2.2 million after tax or $0.04 per diluted share) related to previously announced organization changes and $3.9 million of additional pre-tax costs ($2.4 million after tax or $0.05 per diluted share) associated with the redemption premium of the 8.875% Senior Notes and the write off of the related deferred financing costs. After considering the impact of items related to the organization changes and the debt redemption, adjusted net income for the fiscal 2011 second quarter was $3.3 million or $0.06 per diluted share, which was higher by $0.3 million or less than $0.01 per diluted share compared to the prior year second quarter net income of $3.0 million or $0.06 per diluted share. This increase was primarily due to higher shipment volumes and slightly increased engine pricing, partially offset by higher manufacturing spending, lower absorption on decreased production of portable generators and higher salaries and benefits expenses.

For the first six months of fiscal 2011, consolidated net sales were $784.4 million and the consolidated net loss was $9.4 million or $0.19 per diluted share. The first six months of fiscal 2010 had consolidated net sales of $717.7 million and a consolidated net loss of $5.7 million, or $0.12 per diluted share. The $66.8 million consolidated net sales increase was due primarily to higher international engine shipments as well as improved lawn and garden and snow thrower product sales volumes within our Power Products segment, offset by lower sales of pressure washers and portable generator products.

After considering the impact of the second quarter fiscal 2011 charges related to the organization changes and the debt redemption, the adjusted net loss for the first six months of fiscal 2011 was $4.8 million or $0.10 per diluted share, which was an improvement of $0.9 million or $0.02 per diluted share as compared to the prior year net loss of $5.7 million or $0.12 per diluted share. This improvement was primarily due to increased shipment volumes, improved engine plant productivity on higher production volumes and slightly increased engine pricing, partially offset by higher manufacturing spending, lower absorption primarily related to the decreased production of portable generators and pressure washers, and increased costs stemming from higher salaries and benefits expenses. The higher salaries and benefits expenses include an $8.4 million increase in pension benefits expense as well as a net increase in salaries and 401(k) company match benefits of $5.1 million, which were temporarily reduced in the first six months of fiscal 2010 and have since been fully restored.

Engines Segment:

Fiscal 2011 second quarter net sales were $297.8 million, which was $37.8 million or 14.5% higher than the prior year period. This increase from the same quarter last year is primarily due to higher international engine unit shipments to European and Asian OEMs, partially offset by slightly lower sales domestically as U.S. OEMs and retailers continue to focus on lean inventory levels prior to the spring selling season.

Net sales for the first six months of fiscal 2011 were $503.4 million, which was $37.4 million or 8.0% higher than the prior year period. This increase from the same period last year is primarily due to higher international engine unit shipments to European and Asian OEMs, partially offset by lower engine sales domestically and a reduction of intercompany sales of engines to our Power Products segment due to lower sales and production of pressure washers and portable generators.

The fiscal 2011 second quarter income from operations was $20.2 million, which included a $0.6 million pre-tax charge related to the previously discussed organization changes. After considering the impact of the organization changes, adjusted income from operations was $20.7 million, or $3.8 million higher than the income from operations of $16.9 million in the second quarter of fiscal 2010. Adjusted income from operations was higher due to increased shipment volumes, offset by higher materials costs, increased salaries and benefits including a $4.0 million increase in pension benefits expense and higher selling expenses driven by increased sales internationally.

Income from operations for the first six months of fiscal 2011 was $14.8 million. After considering the impact of the previously discussed organization changes, adjusted income from operations was $15.4 million, or $3.3 million higher than the income from operations of $12.1 million for the same period one year ago. This improvement in adjusted income from operations was due to increased shipment volumes and improvements to production efficiency, partially offset by higher salaries and benefits and higher selling expenses driven by increased sales internationally. The increase in salaries and benefits includes a $8.4 million increase in pension benefits expense and $3.6 million attributed to temporary reductions in salaries and 401(k) match implemented in the first half of fiscal 2010.

Power Products Segment:

Fiscal 2011 second quarter net sales were $186.4 million, which was $21.5 million or 13.0% greater than the prior year period. This improvement was due primarily to increased unit shipment volumes of snow throwers, ZTRs and pressure washers, offset by reduced shipment volumes of portable generators as a result of lower consumer demand and adequate channel inventories.

Net sales for the first six months of fiscal 2011 were $353.9 million, which was $23.2 million or 7.0% greater than the prior year period. This improvement was due primarily to increased unit production volumes of snow throwers and ZTRs, offset by reduced shipment volumes of pressure washers and portable generators as a result of lower consumer demand and retailers closely managing inventories in these categories.

The fiscal 2011 second quarter loss from operations was $14.1 million, which included a $3.0 million pre-tax charge related to the previously discussed organization changes. After considering the impact of the organization changes, the adjusted loss from operations was $11.1 million, or $7.3 million higher than the loss from operations of $3.9 million in the second quarter of fiscal 2010. The increased adjusted loss from operations between years was due to higher manufacturing spending and lower absorption primarily related to the decreased production of portable generators and pressure washers partially offset by increased shipment volumes of snow throwers and ZTRs. The higher manufacturing spending is attributed to higher material costs, manufacturing inefficiencies in launching new products, increased warranty expense, and increased freight expense.

The loss from operations for the first six months of fiscal 2011 was $19.3 million, which included the $3.0 million pre-tax charge in the second quarter of fiscal 2011 related to the previously discussed organization changes. After considering the impact of the organization changes, the adjusted loss from operations was $16.3 million, or $14.9 million higher than the loss from operations of $1.4 million for the same period one year ago. This decline in income from operations between years resulted from higher manufacturing spending, lower absorption primarily related to the decreased production of portable generators and pressure washers, as well as increased expenses related to salaries and benefits. The increase in manufacturing spending relates to transition costs from the closure of our Jefferson manufacturing facility, higher material costs, manufacturing inefficiencies in launching new products, increased warranty expense, and increased freight expense. The increase in salaries and benefits includes $1.4 million attributable to temporary reductions in salaries and the 401(k) match implemented in the first half of fiscal 2010.

Corporate Items:

In December 2010, the company issued $225 million aggregate principal amount of 6.875% Senior Notes due December 2020. Net proceeds were primarily used to redeem the remaining outstanding principal of the 8.875% Senior Notes due March 2011.

Interest expense was higher for the second quarter and the first six months of fiscal 2011 due to a $3.9 million redemption premium on the 8.875% Senior Notes and the write off of related deferred financing costs, offset by lower average outstanding borrowings.

The second quarter and first six months effective tax rate benefit for fiscal 2011 was 65.3% and 40.7%, respectively, versus the 29.1% effective tax rate and 39.2% effective tax rate benefit in the same respective periods last year. The increase in the second quarter of fiscal 2011 effective tax rate benefit over the prior year was the result of recognizing the benefit of the research & development credit, which was extended by federal tax legislature enacted on December 17, 2010.

Financial Position:

Net debt at December 26, 2010 was $251.5 million (total debt of $283.0 million less $31.5 million of cash), an improvement of $62.9 million from December 27, 2009. Cash flows used by operating activities for the first six months of fiscal 2011 were $128.7 million, or $103.4 million higher compared to $25.3 million in the first six months of fiscal 2010. The increase in cash used for operating activities is primarily due to working capital requirements to replenish inventory from lower levels at the end of fiscal 2010 and due to timing of payments associated with accounts payable and accrued liabilities.

Outlook:

The company maintains its revised guidance that fiscal 2011 net income on a GAAP basis will be in the range of $57 to $68 million or $1.13 to $1.35 per diluted share. Consolidated net sales are projected to be approximately 2% to 4% higher than in fiscal 2010. Engines Segment sales are forecasted higher on modest volume and pricing improvements while the Power Products Segment sales are forecasted higher primarily due to higher expected volumes of lawn and garden equipment. Demand for portable generators and the related engines due to landed hurricane activity have not been included in our fiscal 2011 sales forecast. Operating income margins for fiscal 2011 are projected to be in the range of 5.0% to 6.0%, and interest expense and other income are forecasted to be in the range of $23 million to $24 million and $4 million to $5 million, respectively. The effective tax rate for the full year is projected to be in a range of 32% to 35%.

Conference Call Information:

The company will host a conference call today at 10:00 AM (EST) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 814-8476. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1505020.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America’s number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended December

(In Thousands, except per share data)

(Unaudited)

	Second Quarter		Six Months
	2010	2009	2010	2009
NET SALES	$450,324	$393,049	$784,440	$717,656
COST OF GOODS SOLD	372,003	322,399	644,125	594,616

Gross Profit on Sales	78,321	70,650	140,315	123,040

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	74,559	60,339	145,015	121,132

Income (Loss) from Operations	3,762	10,311	(4,700)	1,908

INTEREST EXPENSE	(9,008)	(7,179)	(14,165)	(13,655)
OTHER INCOME, Net	1,637	1,137	3,073	2,427

Income (Loss) before Income Taxes	(3,609)	4,269	(15,792)	(9,320)

PROVISION (CREDIT) FOR INCOME TAXES	(2,357)	1,244	(6,427)	(3,658)

Net Income (Loss)	$(1,252)	$3,025	$(9,365)	$(5,662)

Average Shares Outstanding	49,702	49,595	49,666	49,594

BASIC EARNINGS (LOSS) PER SHARE	$(0.03)	$0.06	$(0.19)	$(0.12)

Diluted Average Shares Outstanding	49,702	50,040	49,666	49,594

DILUTED EARNINGS (LOSS) PER SHARE	$(0.03)	$0.06	$(0.19)	$(0.12)

Segment Information

(In Thousands)

(Unaudited)

	Second Quarter		Six Months
	2010	2009 [1]	2010	2009 [1]
NET SALES:
Engines	$297,827	$260,053	$503,441	$465,995
Power Products	186,361	164,885	353,949	330,733
Inter-Segment Eliminations	(33,864)	(31,889)	(72,950)	(79,072)

Total *	$450,324	$393,049	$784,440	$717,656

* International sales based on product shipment destination included in net sales	$208,610	$163,507	$326,459	$260,293

GROSS PROFIT ON SALES:
Engines	$68,546	$57,078	$111,205	$92,525
Power Products	12,084	16,318	29,391	39,288
Inter-Segment Eliminations	(2,309)	(2,746)	(281)	(8,773)

Total	$78,321	$70,650	$140,315	$123,040

INCOME (LOSS) FROM OPERATIONS:
Engines	$20,186	$16,944	$14,849	$12,079
Power Products	(14,115)	(3,887)	(19,268)	(1,398)
Inter-Segment Eliminations	(2,309)	(2,746)	(281)	(8,773)

Total	$3,762	$10,311	$(4,700)	$1,908

[1]

Prior year amounts have been reclassified to conform to current year presentation. These adjustments relate to the sale of certain products through our foreign subsidiaries that had been reported within the Engines Segment, but are now reported in the Power Products Segment. These adjustments align our segment reporting with current management responsibilities.

Non-GAAP Financial Measures

Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Management believes that the non-GAAP financial measures in this release aid investors in understanding the magnitude of the improvement in earnings (loss) between years due to recurring operations. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Adjusted Net Income & Diluted Earnings Per Share for the Fiscal Periods Ended December

(Dollars in Thousands, except per share data)

(Unaudited)

	Second Quarter		Six Months
	2010	2009	2010	2009
Net Income (Loss)	$(1,252)	$3,025	$(9,365)	$(5,662)
Tax effected charges to reported net income:
Organization Changes Charge[1]	2,158	—	2,158	—
Debt Redemption Costs[2]	2,396	—	2,396	—

Adjusted Net Income (Loss)	$3,302	$3,025	$(4,811)	$(5,662)

Diluted Earnings (Loss) Per Share	$(0.03)	$0.06	$(0.19)	$(0.12)
Tax effected charges to reported diluted earnings per share:
Organization Changes Charge[1]	0.04	—	0.04	—
Debt Redemption Costs[2]	0.05	—	0.05	—

Adjusted Diluted Earnings Per Share	$0.06	$0.06	$(0.10)	$(0.12)

[1]	Represents a $3,538 charge tax affected at a blended marginal tax rate of 39%.
[2]	Represents costs of $3,928 tax affected at a blended marginal tax rate of 39%.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Adjusted Segment Information for the Fiscal Periods Ended December

(Dollars in Thousands)

(Unaudited)

	Second Quarter		Six Months
	2010	2009	2010	2009
INCOME (LOSS) FROM OPERATIONS:
Engines
Income from Operations	$20,186	$16,944	$14,849	$12,079
Organization Changes Charge	559	—	559	—

Adjusted Engine Income from Operations	$20,745	$16,944	$15,408	$12,079

Power Products
Loss from Operations	(14,115)	(3,887)	(19,268)	(1,398)
Organization Changes Charge	2,978	—	2,978	—

Adjusted Power Products Loss from Operations	$(11,137)	$(3,887)	$(16,290)	$(1,398)

Inter-Segment Eliminations	(2,309)	(2,746)	(281)	(8,773)

Adjusted Income (Loss) from Operations	$7,299	$10,311	$(1,163)	$1,908

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal December

(In Thousands)

(Unaudited)

	2010	2009
CURRENT ASSETS:
Cash and Cash Equivalents	$31,481	$22,909
Accounts Receivable, Net	246,051	218,915
Inventories	556,473	596,064
Deferred Income Tax Asset	52,299	57,285
Assets Held For Sale	4,000	4,000
Other	33,383	27,223

Total Current Assets	923,687	926,396

OTHER ASSETS:
Goodwill	254,186	254,844
Investments	16,724	16,673
Deferred Loan Costs, Net	5,386	1,306
Other Intangible Assets, Net	89,964	91,343
Deferred Income Tax Asset	64,819	23,964
Other Long-Term Assets, Net	9,385	10,645

Total Other Assets	440,464	398,775

PLANT AND EQUIPMENT:
At Cost	995,949	977,162
Less - Accumulated Depreciation	665,705	632,399

Plant and Equipment, Net	330,244	344,763

	$1,694,395	$1,669,934

CURRENT LIABILITIES:
Accounts Payable	$157,408	$135,580
Short-Term Debt	3,000	3,000
Accrued Liabilities	161,745	163,881

Total Current Liabilities	322,153	302,461

OTHER LIABILITIES:
Deferred Income Tax Liability	—	3,280
Accrued Pension Cost	270,092	133,137
Accrued Employee Benefits	23,117	19,512
Accrued Postretirement Health Care Obligation	126,586	150,238
Other Long-Term Liabilities	25,250	28,686
Long-Term Debt	280,000	334,339

Total Other Liabilities	725,045	669,192

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	80,169	80,034
Retained Earnings	1,070,360	1,059,632
Accumulated Other Comprehensive Loss	(308,097)	(237,355)
Treasury Stock, at Cost	(195,235)	(204,030)

Total Shareholders’ Investment	647,197	698,281

	$1,694,395	$1,669,934

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six Months Ended Fiscal December
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(9,365)	$(5,662)
Depreciation and Amortization	31,080	32,265
Stock Compensation Expense	8,003	5,359
Loss on Disposition of Plant and Equipment	690	1,013
Benefit for Deferred Income Taxes	(3,909)	(6,216)
Decrease in Accounts Receivable	42,214	44,779
Increase in Inventories	(154,005)	(118,127)
Decrease in Other Current Assets	11,897	10,271
(Decrease) Increase in Accounts Payable and Accrued Liabilities	(54,860)	10,296
Other, Net	(395)	743

Net Cash Used by Operating Activities	(128,650)	(25,279)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(21,341)	(15,592)
Proceeds Received on Disposition of Plant and Equipment	52	172
Other, Net	—	(144)

Net Cash Used by Investing Activities	(21,289)	(15,564)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	55,000	69,415
Proceeds from Long-Term Debt Financing	225,000	—
Deferred Loan Costs	(4,994)	—
Repayments on Long-Term Debt	(203,698)	(16,483)
Dividends	(5,537)	(5,500)

Net Cash Provided by Financing Activities	65,771	47,432

EFFECT OF EXCHANGE RATE CHANGES	(905)	328

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(85,073)	6,917
CASH AND CASH EQUIVALENTS, Beginning	116,554	15,992

CASH AND CASH EQUIVALENTS, Ending	$31,481	$22,909